Exhibit 10.22
April 21, 2011
Bluestem Brands, Inc.
6509 Flying Cloud Drive
Eden Prairie, Minnesota 55344
Attn: Chief Financial Officer
Ladies and Gentlemen:
     Reference is made to that certain Securities Purchase Agreement, dated as of March 23, 2006, as amended by that certain letter agreement dated as of June 21, 2007, that certain letter agreement dated as of May 15, 2008, that certain letter agreement dated as of July 31, 2009 and that certain letter agreement dated as of August 20, 2010 (the “Purchase Agreement”), between Bluestem Brands, Inc. (formerly known as Fingerhut Direct Marketing, Inc.), a Delaware corporation (the “Company”), and the purchasers named on the Purchaser Schedule attached thereto (the “Purchasers”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement.
     The Company has requested that the Purchasers (i) amend the Purchase Agreement pursuant to the terms and conditions set forth herein and (ii) waive any Default or Event of Default under the Purchase Agreement which may have resulted solely from the restatement or correction of any quarterly or annual historical financial statements, or any inaccuracy of any monthly financial statements, in each case as a consequence of any mark-to-market valuation of (A) the contingent financing fee arrangement entered into on May 15, 2008, and/or (B) any derivatives or embedded derivatives in any Equity Interest of the Company or its Subsidiaries, in each case to the extent required under GAAP, including any financial covenant set forth in paragraph 6J of the Purchase Agreement, and including in connection with any representation and warranty relating thereto set forth in the Purchase Agreement or pursuant to any certificate or other document, each of which shall be deemed to have taken into account the effect of this letter agreement and any such restatement or correction of previously delivered financial statements, compliance certificates, financial officer certifications, or other certificates and other deliverables required to be delivered concurrently therewith (the “Specified Defaults”);
     Subject to the terms and conditions hereof, and effective upon the satisfaction of the conditions set forth herein, the Purchasers are willing to agree to such requests. Accordingly, and in accordance with the provisions of paragraph 12C of the Purchase Agreement, the parties hereto agree as follows:
     SECTION 1. Limited Waiver. Effective upon the Effective Date (as defined in Section 4 hereof) (i) the Purchasers waive the Specified Defaults and (ii) any representation and warranty set forth in the Purchase Agreement or pursuant to any certificate or other document shall be deemed to have taken into account the effect of this letter agreement and any such restatement or correction of previously delivered financial statements, compliance certificates, financial officer certifications, or other certificates and other deliverables required to be delivered concurrently therewith.
     SECTION 2. Amendments to the Purchase Agreement. Upon the Effective Date, each Purchaser and the Company agree that the Purchase Agreement shall be amended as follows:
     2.1 Clause (iv) of paragraph 6J is amended in its entirety to read as follows:
     “(iv) Net Worth. The Company and its Subsidiaries shall have a Tangible Net Worth (measured as of the last day of each Fiscal Quarter) equal to or greater than the sum of (i) $108,000,000, plus (ii) 75% of its Consolidated Net Income (if positive) for each full Fiscal Year after the Fourth Amendment Effective Date before any non-cash gain (loss) (net of any income taxes) relating to the mark-to-market valuation of (A) the contingent financing fee arrangement entered into on May 15, 2008 and/or (B) without duplication, derivatives or embedded derivatives in any Equity Interest of the Company or any of its Subsidiaries, in each case to the extent required under GAAP, plus (iii) 85% of the gross proceeds actually received in cash by the Company and its Subsidiaries from the proceeds of any issuance of Equity Interests by the Company or any Subsidiary after the Fourth Amendment Effective Date.”
     2.1 Paragraph 11B of the Purchase Agreement is hereby amended by amending and restating the following definitions contained therein to read as follows:
     “Consolidated Adjusted EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (i) Consolidated Interest Expense for such period, (ii) income tax expense for such period net of tax refunds, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) for any period including the period in which such amounts were paid, fees or expenses of the administrative agent and any lender or arranger in connection with the SPV Credit Documents or the Bank Agent or any Bank in connection with the Credit Agreement, in each case paid on or prior to the Fourth Amendment Effective Date, (v) for any period (other than the period specified in the following clause (vi)) including the period in which such amounts were paid, other fees or expenses in an amount not to exceed $1,000,000 paid in connection with the SPV Credit Documents, the Credit Agreement or the Transaction Documents and the transactions contemplated therein, (vi) for the period from, and including, the Fourth Amendment Effective Date to, and including, the last day of the first Fiscal Quarter to end after the Fourth Amendment Effective Date, other fees and expenses in an amount not to exceed $6,500,000 paid in connection with the SPV Credit Documents and the transactions contemplated therein and the refinancing or replacement of credit facilities existing prior to the Fourth Amendment Effective Date, (vii) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Consolidated Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory) in an amount not to exceed $2,000,000 and other non-cash charges relating to the mark-to-market valuation of (A) the contingent financing fee arrangement entered into on May 15, 2008 and/or (B) without duplication, derivatives or embedded derivatives in any Equity Interest of the Company or any of its Subsidiaries, in each case to the extent required under GAAP, (viii) reasonable fees and expenses in connection with an Initial Public Offering by the Company in an amount not to exceed the lesser of (A) 12.5% of the gross proceeds thereof and (B) the actual fees and expenses incurred in connection therewith, or any additional amounts approved by the Required Holder(s) and (ix) the amount of any prepayment premiums or other similar fees paid in connection with the Credit Agreement or the SPV Credit Documents, minus (b) without duplication and to the extent included in Consolidated Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(vii) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, including, without limitation, any non-cash gains or items of income relating to the mark-to-market valuation of (A) the contingent financing fee arrangement entered into on May 15, 2008 and/or (B) without duplication, derivatives or embedded derivatives in any Equity Interest of the Company and its Subsidiaries, in each case to the extent required under GAAP.
     “Swap Agreement” means any agreement with respect to any swap, forward, future or derivatives transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement. For the avoidance of doubt, the contingent financing fee arrangement entered into on May 15, 2008 and Equity Interests of the Company or any of its Subsidiaries shall not constitute a Swap Agreement regardless of treatment of such contingent financing fee arrangement or such Equity Interests, or any portion thereof, as an embedded derivative under GAAP.
     “Tangible Net Worth” shall mean, with respect to a Person, as of any date of determination, the result of (a) such Person’s total stockholder’s or other equity (including preferred stock, but excluding treasury stock and subscribed but unissued capital stock and excluding any asset or liability resulting from the mark-to-market valuation of (A) the contingent financing fee arrangement entered into on May 15, 2008, and/or (B) without duplication, any derivatives or embedded derivatives in any Equity Interest of the Company or any of its Subsidiaries, in each case to the extent required under GAAP), minus (b) the sum of (i) all Intangible Assets of such Person, (ii) all of such Person’s prepaid expenses and (iii) all amounts due to such Person from its Affiliates.
     SECTION 3. Representations and Warranties. The Company represents and warrants to the Purchasers that, after giving effect hereto (a) each representation and warranty set forth in paragraph 8 of the Purchase Agreement is true and correct as of the date of the execution and delivery of this letter by the Company with the same effect as if made on such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date), (b) no Event of Default or Default exists, and (c) neither the Company nor any of its Subsidiaries have paid or agreed to pay, nor will pay or agree to pay, any fees or other compensation with respect to the amendments to the Servicing Agreement or Credit Agreement referred to in Section 4(ii) hereof (other than reimbursement of costs and expenses as required under such documentation).
     SECTION 4. Effectiveness. The waiver in Section 1 hereof and the amendments described in Section 2 above shall become effective upon the date (the “Effective Date”) the Required Holder(s) have received the following documents:
     (i) a counterpart of this letter agreement duly executed by the Company; and
     (ii) fully executed copies of an amendment to the Servicing Agreement and an amendment to the Credit Agreement, in form and substance satisfactory to the Required Holder(s), and all conditions precedent to the effectiveness of such amendments.
     SECTION 5. Compliance with Paragraph 5A. In connection with the restatement or correction of the historical financial statements of the Company and its Subsidiaries as a consequence of any mark-to-market valuation of (A) the contingent financing fee arrangement entered into on May 15, 2008, and/or (B) any derivatives or embedded derivatives in any Equity Interest of the Company or any of its Subsidiaries, in each case to the extent required under GAAP, the Company shall be deemed to have satisfied its obligations under clauses (i), (ii) and (iv) of paragraph 5A of the Purchase Agreement, including in respect of the Fiscal Year ended January 28, 2011, upon delivery of the following:
     (a) On or prior to the date hereof, the Company shall have delivered to the holders of the Subordinated Notes restated or corrected versions of (i) the consolidated balance sheets of the Company and its Subsidiaries as at the end of each of the Fiscal Years ended January 29, 2010 and January 28, 2011 and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries, as the case may be, for each such Fiscal Year, setting forth in each case in comparative form the corresponding figures of the previous Fiscal Year, subject to normal year-end audit adjustments and the absence of footnotes all in reasonable detail, together with a certificate signed by a Responsible Officer certifying that such financial statements fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated; and (ii) a duly executed and completed certificate of a Responsible Officer in the form of Exhibit P to the Purchase Agreement in respect of the consolidated financial statements in item (i) relating to the Fiscal Year ended January 28, 2011; and
     (b) As soon as available, and in any event within 120 days after the end of the Fiscal Year ended January 28, 2011, the Company shall deliver to the holders of the Subordinated Notes (i) the consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of each of the Fiscal Years ended January 29, 2010 and January 28, 2011 and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries, as the case may be, for each such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a certificate signed by a Responsible Officer certifying that such financial statements fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated (such financial statements shall also include (x) a detailed summary of any audit adjustments; (y) a reconciliation of any material audit adjustments or reclassifications to the previously provided quarterly financials; and (z) restated quarterly financials for any periods that are required to be restated pursuant to GAAP); (ii) with respect to such consolidated financial statements a report thereon of Deloitte & Touche LLP or other independent certified public accountants of recognized national standing selected by the Company, and reasonably satisfactory to the Required Holders (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries, as the case may be, as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating that in the course of their audit, nothing has come to their attention that caused them to believe that the Company has failed to comply with the terms, covenants, provisions or conditions of paragraph 6J of the Purchase Agreement, in each case insofar as they relate to financial and accounting matters, and if any such failure has come to their attention, specifying the nature and period of existence thereof; and (iii) a duly executed and completed certificate of a Responsible Officer in the form of Exhibit P to the Purchase Agreement in respect of the consolidated financial statements in item (i) relating to the Fiscal Year ended January 28, 2011.
     SECTION 6. Reference to and Effect on Purchase Agreement. Upon the effectiveness of this letter agreement, each reference in the Purchase Agreement or any other document, instrument or agreement to the “Purchase Agreement” shall mean and be a reference to the Purchase Agreement as modified by this letter agreement. Except as specifically set forth in Sections 1 and 2 hereof, the Purchase Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. Except as specifically stated in Section 1 and Section 2 of this letter, the execution, delivery and effectiveness of this letter shall not (a) amend the Purchase Agreement or any Subordinated Note, (b) operate as a waiver of any other Default or Event of Default or as a waiver of any right, power or remedy of any holder of the Subordinated Notes, or (c) constitute a waiver of, or consent to any departure from, any provision of the Subordinated Note Agreement or any Subordinated Note at any time. The execution, delivery and effectiveness of this letter shall not be construed as a course of dealing or other implication that any holder of the Subordinated Notes has agreed to or is prepared to grant any consents or agree to any waiver to the Purchase Agreement in the future, whether or not under similar circumstances.

     SECTION 7. Expenses. The Company hereby confirms its obligations under the Purchase Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by the Purchasers, all reasonable out-of-pocket costs and expenses, including attorneys’ fees and expenses, incurred by the Purchasers in connection with this letter agreement or the transactions contemplated hereby, in enforcing any rights under this letter agreement, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this letter agreement or the transactions contemplated hereby. The obligations of the Company under this Section 7 shall survive transfer by the Purchasers of any Subordinated Note and payment of any Subordinated Note.
     SECTION 8. Consent to Amendments to the Credit Agreement and the Servicing Agreement. By their execution of this letter agreement, the Purchasers hereby consent (to the extent required) to the execution and delivery by the Company of amendments to each of the Credit Agreement and the Servicing Agreement which are substantially similar to the Amendments set forth herein, and this letter agreement shall constitute proper notice under the Transaction Documents (to the extent required) with respect to such amendments.
     SECTION 9. Governing Law. THIS LETTER AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS OF SUCH STATE WHICH WOULD OTHERWISE CAUSE THIS LETTER AGREEMENT TO BE CONSTRUED OR ENFORCED OTHER THAN IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.
     SECTION 10. Counterparts; Section Titles. This letter agreement may be executed via facsimile or electronic transmission in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. The section titles contained in this letter agreement are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
[signature page follows]

Very truly yours, PRUDENTIAL CAPITAL PARTNERS II, L.P.
By:	Stetson Street Partners, L.P., its general partner

By:	/s/ G. Anthony Coletta
Vice President

PRUDENTIAL CAPITAL PARTNERS MANAGEMENT FUND II, L.P.
By:	Mulberry Street Holdings, LLC, its general partner

By:	Prudential Investment Management, Inc., its managing member

By:	/s/ G. Anthony Coletta
Vice President

PRUDENTIAL CAPITAL PARTNERS (PARALLEL FUND) II, L.P.
By:	Stetson Street Partners, L.P., its general partner

By:	/s/ G. Anthony Coletta
President

Signature Page
Letter Agreement to Securities Purchase Agreement

AGREED AND ACCEPTED: BLUESTEM BRANDS, INC.
By:	/s/ Mark P. Wagener
Title:	EVP, CFO

Signature Page
Letter Agreement to Securities Purchase Agreement